                                                                    EXHIBIT 10.5

                    RESTATED AND AMENDED EMPLOYMENT AGREEMENT

      THIS RESTATED AND AMENDED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of October 28, 2001 by and between Princeton Video Image, Inc., a Delaware corporation (the "Company"), and Samuel A. McCleery (the "Employee"), effective as of February 2, 2001 (the "Effective Date").

      WHEREAS, the Company and the Employee are parties to that certain Employment Agreement, dated as of March 4, 1997, pursuant to which the Employee was, and has continued to be, employed by the Company as its Vice President of Business Development; and

      WHEREAS, the Company and the Employee wish to amend the terms pursuant to which the Employee shall continue to be employed by the Company as its Vice President of Business Development, upon the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

      1. Term of Employment. Subject to the terms and conditions hereof, the Company will employ the Employee, and the Employee will serve the Company, as its Vice President of Business Development, or such other executive position or positions as the Company may request from time to time, for a period beginning on February 2, 2001, the Effective Date, and terminating on the second anniversary of such date (the "Initial Term"). Following the expiration of the Initial Term and of each extension period referred to in this sentence, the term of this Agreement automatically shall be extended for a period of one (1) year thereafter (such term, as it may be shortened by termination of Employee's employment hereunder pursuant to the provisions hereof or extended, the "Term of Employment").

      2. Duties. During the Term of Employment, the Employee will serve as Vice President of Business Development, or such other executive position or positions as determined by the Company, subject to the terms of this Agreement and the direction and control of the Chairman of the Board of Directors of the Company. The primary location of the Employee's employment hereunder shall be the headquarters of the Company. The Employee will, during the Term of Employment, serve the Company faithfully, diligently and competently and to the best of his ability, and will, consistent with the dignity of the Vice President of Business Development of the Company, hold, in addition to such office, such other offices in the Company to which he may be appointed or assigned from time to time by the Board of Directors of the Company and will discharge such duties in connection therewith. The Employee shall devote all of his business time to the performance of his duties hereunder, provided, that the Employee shall not be precluded from serving as a member of up to two boards of directors or advisory boards of companies or organizations so long as such service does not violate the provisions of Section 9 of this Agreement or interfere with the performance of the Employee's duties hereunder.

      3. Compensation. The Company will, during the Term of Employment, pay to the Employee as compensation for the performance of his duties and obligations hereunder an initial base salary at the rate of $200,000 per annum ("Salary"), payable in equal semi-monthly installments. Such Salary shall be reviewed annually by the Board of Directors of the Company in accordance with the Company's compensation program solely for the purpose of determining increases. During the Term of Employment, the Employee shall be eligible to receive a bonus, to he awarded at the sole discretion of the Board of Directors of the Company, upon the attainment of stated goals and objectives for the Employee to be set by the Chairman, the President, or the Compensation Committee of the Board after consultation with the Employee.

      4. Other Benefits. During the Term of Employment:

            (a) The Employee shall be entitled to participate in employee benefit plans and programs of the Company to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate. Such benefits shall include participation in the Princeton Video Image 1993 Stock Option Plan, as amended. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term of Employment, and the Employee's participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto; provided, however, that the Employee shall be entitled to health and hospital insurance benefits consistent with the past practices of the Company in effect with respect to Company personnel generally.

            (b) While employed hereunder, the Employee shall be entitled to vacation benefits consistent with the past practices of the Company in effect with respect to Company personnel generally. Such vacation may he taken by the Employee at such times as do not unreasonably interfere with the business of the Company. The accumulation of annual vacation time earned but not taken will be in accordance with the Company policy guidelines. Additional vacation will be earned in accordance with Company policy.

      5. Expenses. During the Term of Employment, all travel and other reasonable business expenses incident to the rendering of services by the Employee under this Agreement will be paid or reimbursed by the Company subject to the submission of appropriate vouchers and receipts in accordance with the Company's policy from time to time in effect.

      6. Death or Disability.

            (a) The Employee's employment under this Agreement shall be terminated by the death of the Employee. In addition, the Employee's employment under this Agreement may be terminated by the Board of Directors of the Company if the Employee shall be rendered incapable by illness or any other disability from complying with the terms, conditions and provisions on his part to be kept, observed and performed for a period in excess of 180 days (whether or not consecutive) or 90 days consecutively, as the case may be, during a 12-month period during the Term of Employment ("Disability"). If the Employee's employment under this Agreement is terminated by reason of Disability of the Employee, the Company shall give notice to that effect to the Employee in the manner provided herein. In the event that the Employee receives disability insurance benefits for which payment was made by the Company after the date of this Agreement and prior to termination of the Employee's employment under this

Agreement pursuant to this Section 6(a), the Employee's Salary shall be reduced by an amount equal to such disability insurance benefits during such period.

            (b) In addition to and not in substitution for any other benefits which may be payable by the Company in respect of the death of the Employee, in the event of such death, the Salary payable hereunder shall continue to be paid at the then current rate for three (3) months after the termination of employment, and any bonus to which the Employee would have been entitled for the year in which his death occurs shall be pro rated to the date of his death and paid not later than three (3) months after the termination of employment. All sums payable pursuant to this Section 6(b) shall be paid to the Employee's personal representative.

            (c) In addition to and not in substitution for any other benefits which may be payable by the Company in respect of the Disability of the Employee, in the event of the termination of the Employee's employment hereunder due to such Disability pursuant to Section 6(a), the Company shall pay the Employee, in twenty-four (24) equal semi-monthly installments commencing on the termination of employment, an aggregate amount equal to one (1) years' Salary at the rate in effect on the effective date of such termination; provided, however, that the Company shall deduct from such payments the amount of any and all disability insurance benefits paid during such one-year period with respect to the Employee that were paid for by the Company. In addition, any bonus to which the Employee would have been entitled shall be pro rated to the date of such termination and paid not later than twelve (12) months after such termination.

      7. Disclosure of Information, Inventions and Discoveries. The Employee shall promptly disclose to the Company all processes, trademarks, inventions, improvements discoveries and other information related to the business of the Company (collectively, "Developments") conceived, developed or acquired by him alone or with others during the Term of Employment or during any earlier period of employment by the Company or any predecessor of the Company, whether or not during regular working hours or through the use of materials or facilities of the Company. All such Developments shall be the sole and exclusive property of the Company, and, upon request, the Employee shall promptly deliver to the Company all drawings, sketches, models and other data and records relating to such Developments. In the event any such Development shall be deemed by the Company to be patentable, the Employee shall, at the expense of the Company, assist the Company in obtaining a patent or patents thereon and execute all documents and do all such other acts and things necessary or proper to obtain letters patent and to invest in the Company full right, title and interest in and to such Developments.

      8. Non-Disclosure. The Employee shall not, at any time during or after the Term of Employment or any earlier period of employment by the Company or any predecessor of the Company, divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Company) or use for his own account or for the account of any other person any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, materials, devices or ideas or other know-how, whether patentable or not, with respect to any confidential or secret development or research work or with respect to any other confidential or secret aspects of the Company's business (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) (collectively, the "Confidential Information"). This
Section 8 shall not apply to any information which (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the Employee or (ii) is or becomes available to the Employee on a non-confidential basis from a person other than the Company or its officers, directors or agents who, to the Employee's knowledge after due inquiry, is not and was not bound by a confidentiality obligation to the Company and was not otherwise prohibited from transmitting such information to the Employee.

      9. Non-Competition. The Company and the Employee agree that the services rendered by the Employee are unique and irreplaceable. In addition to and in furtherance of Section 8 of this Agreement, the Company and the Employee agree that the Employee has had, and will continue to have, unlimited access to the Confidential Information and that preserving the proprietary nature of the Confidential Information is of utmost importance to the Company. By giving the Employee an opportunity or incentive to breach his obligations to the Company under Section 8 of the Agreement, any relationship between the Employee and a competitor of the Company during or following the Term of Employment will potentially cause the Company irreparable injury, regardless (in the event of termination or expiration of the Term of Employment) of the circumstances under which the Term of Employment ends, and even if the Employee is terminated by the Company for cause. Therefore, in light of the foregoing, the Employee agrees that during the Term of Employment and for a period of two (2) years thereafter, the Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

            (a) in any geographical area in the United States or in those foreign countries where the Company, during the Term of Employment, conducts or has undertaken activities to begin to conduct its Business on the date of the termination of Employee's employment under this Agreement for any reason (For purposes of this provision the Company's "Business" means the design, manufacture, sale, marketing, license and supply of video and television technology applications for real time or post production insertion, either upstream or downstream of distribution, of electronic images (including video) into video streams that are delivered by telecast, the Internet, or any other medium, and such other specific kinds of proprietary video and television technology applications as the Company may develop or acquire during the Term of Employment.);

            (b) solicit, induce, encourage or attempt to induce or encourage any employee of the Company to terminate his or her employment with the Company or to breach any other obligation to the Company;

            (c) solicit, interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between the Company and any customer, potential customer, or supplier of the Company; or

            (d) engage in or participate in any business conducted under any name that shall be the same as or similar to the name of the Company or any trade name used by it;

provided, however, that in the event the Employee's employment is terminated by the Company for cause pursuant to Section 11 of this Agreement, then following such termination Employee shall have no further obligations under this Section 9 unless the Company, in its sole discretion, elects to make additional payments to Employee as provided under Section 12.

      The Employee acknowledges that the foregoing geographic, activity and time limitations contained in this Section 9 are reasonable and properly required for the adequate protection of the Company's business In the event that any such geographic, activity or time limitation is deemed to be unreasonable by a court, the Employee shall submit to the reduction of either said activity or time limitation to such activity or period as the court shall deem reasonable. In the event that the Employee is in violation of the restrictive covenants set forth in this Section 9, then the time limitation for such covenants shall be extended for a period of time equal to the pendency of any proceedings brought to enforce such covenants, including any appeals.

      10. Remedies.

            (a) The Employee acknowledges that irreparable injury would result to the Company if the provisions of Section 7, 8, 9 or 14 of this Agreement were not specifically enforced and agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, in respect to any failure to comply with the provisions of Section 7, 8, 9 or 14.

            (b) In furtherance of and not in limitation of Section 10(a), in the event that, subsequent to the Term of Employment, the Employee breaches any of his obligations to the Company under Section 7, 8, 9 or 14 of this Agreement, then the Company's obligation to make further payments to the Employee pursuant to this Agreement shall terminate. Any such termination shall not limit or affect the Company's right to pursue any other remedy available to the Company at law or in equity.

      11. Termination for Cause. In addition to any other remedy available to the Company, either at law or in equity, the Employee's employment with the Company may be terminated by the Board of Directors for cause, which shall include (i) the Employee's conviction from which no further appeal may be taken for, or plea of nolo contendere to, a felony or a crime involving moral turpitude, (ii) the Employee's commission of a breach of fiduciary duty involving personal profit in connection with the Employee's employment by the Company, (iii) the Employee's commission of an act which the Board of Directors shall reasonably have found to have involved willful misconduct or gross negligence on the part of the Employee, in the conduct of his duties under this Agreement, (iv) habitual absenteeism, (v) the Employee's material breach of any material provision of this Agreement which remains uncured for a period of thirty (30) days following notice by the Company, or (vi) the willful and continued failure by the Employee to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness). With respect to the matters set forth in subsections (iii), (iv), (v) and (vi) of this Section 11, the Company may not terminate the Employee's employment unless the Employee has first been given notice of the conduct forming the cause for such termination and an opportunity to explain such conduct to the Company. In the event of termination under this
Section 11, the Company's obligations under this Agreement shall cease, and the Employee shall forfeit all rights to receive any future compensation under this Agreement. Notwithstanding any termination of this Agreement pursuant to this Section 11, the Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 7, 8, 9 and 14 hereof following any such termination.

      12. Termination Without Cause, Severance.

            (a) Each of the Company and the Employee may terminate the Employee's employment under this Agreement at any time for any reason whatsoever, without any further liability or obligation of the Company to the Employee or of the Employee to the Company from and after the date of such termination (other than liabilities or obligations accrued but unsatisfied on, or surviving, the date of such termination), by sending ninety (90) days' prior notice to the other party.

            (b) In the event the Company elects to terminate the Employee's employment under this Agreement pursuant to this Section 12, the Company shall continue to pay the Employee, in equal semi-monthly installments, the full Salary (inclusive of paid medical plan, but exclusive of bonuses, if any) as such Salary otherwise would have accrued for a period equal to the greater of
(i) two (2) years following the date of notice of the Company's election to terminate the Employee's employment or (ii) the balance of the then current Term of Employment; provided, however that if the Company elects to terminate this Agreement during the Initial Term, such amount shall be the Salary which otherwise would have accrued for a period equal to the greater of (i) two (2) years following the effective date of the termination of the Employee's employment or (ii) the balance of the Initial Term.

            (c) Prior to any termination for "Good Cause" (as hereinafter defined) by Employee of his employment hereunder, Employee shall provide a notice to the Company of any Good Cause for the Employee's termination of employment and shall provide the Company with a reasonable opportunity of not less than fifteen (15) business days to cure the reason(s) for the notice, if such reason consists of a claim of material breach of this Agreement. If the Company does not cure the reason for the notice within the period provided and Employee terminates his employment for Good Cause, the Company shall continue to pay the Employee, in equal semi-monthly installments, the full Salary (inclusive of paid medical plan, but exclusive of bonuses, if any) as such Salary otherwise would have accrued for a period equal to the greater of (i) two (2) years following the effective date of the termination of the Employee's employment or
(ii) the expiration of the then current Term of Employment; provided, however that if the Company does not cure the reason for the notice within the period provided and Employee terminates his employment for Good Cause during the Initial Term, such amount shall be the Salary which otherwise would have accrued for a period equal to the greater of (i) two (2) years following the termination of the Employee's employment or (ii) the balance of the Initial Term. In the event the Employee elects to terminate the Employee's employment under this Agreement, other than as set forth in the immediately preceding sentences, prior to the end of the Term of Employment, the Company's obligation to pay Salary shall cease as of the effective date of termination.

            (d) Any termination of the Employee's employment under this Agreement by the Company as provided in this Section 12 shall be in addition to, and not in substitution for, any rights with respect to termination of the Employee which the Company may have pursuant to Section 11. Notwithstanding any termination of the Employee's employment under this Agreement pursuant to this
Section 12, the Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 7, 8, 9 and 14 hereof following any such termination.

            (e) For purposes of this Section 12, "Good Cause" shall mean a Detrimental Change as defined in Section 12(f) below or the Company shall have materially breached its obligations under this Agreement and such breach shall not have been cured at the time the Employee terminates his employment.

            (f) As used in this Agreement, "Detrimental Change" shall mean a detrimental change in the nature or scope of the Employee's employment or duties which is substantially inconsistent with those of an executive officer of the Company. Detrimental Change shall include, without limitation, the assignment of the Employee to any duties substantially inconsistent with those of an executive officer of the Company, the removal of the Employee from, or any failure to re-elect him as an officer of the Company, a reduction in Salary or other employee benefits, the failure by the Company to continue to provide the Employee with substantially similar bonus opportunities, the relocation of the Employee's primary office of employment to a location more than fifty (50) miles from the location of such office prior to the relocation, and substantially increased travel requirements. If the Employee fails to notify the Company within thirty (30) days of the relocation that he will terminate his employment with the Company due to the relocation, then such failure to notify shall constitute a waiver and such relocation shall not be deemed a Detrimental Change.

      13. Resignation. In the event that the Employee's services under this Agreement are terminated under any of the provisions of this Agreement (except by death), the Employee agrees that he will deliver to the Board of Directors his written resignation from all positions held with the Company, such resignation to become effective immediately; provided, however, that nothing herein shall be deemed to affect the provisions of Section 7, 8, 9 and 14 hereof relating to the survival thereof following termination of the Employee's services hereunder; and provided, further, that except as expressly provided in this Agreement, the Employee shall be entitled to no further compensation hereunder.

      14. Data. Upon expiration or termination of the Term of Employment or termination pursuant to Section 1, 6, 11 or 12 hereof, the Employee or his personal representative shall promptly deliver to the Company all books, memoranda, plans, records and written data of every kind relating to the business and affairs of the Company which are then in his possession or control.

      15. Insurance. The Company shall have the right, at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering the Employee, and the Employee agrees to submit to usual and customary medical examinations and otherwise to cooperate with the Company in connection with the procurement of any such insurance and any claims thereunder.

      16. Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Employee or the Company.

      17. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger or consolidation of the Company with or into any other entity (including, without limitation, any change in control of the Company), all as though such successors and assigns of the Company and their respective successors and assigns were the Company. Insofar as the Employee is concerned, this Agreement, being personal, may not be assigned, and any such purported assignment shall be void and of no effect.

      18. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.

      19. Notices. All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission (receipt confirmed) or five (5) business days after being sent by registered or certified mail, return receipt requested, postage paid, addressed as follows:

                  (a)      If to the Employee:

                           Samuel A. McCleery
                           222 Hopewell-Princeton Road
                           Hopewell, NJ 08525
                           Fax No.: (609) 466-2303

                  (b)      If to the Company:

                           Princeton Video Image, Inc.
                           15 Princess Road
                           Lawrenceville, NJ  08648
                           Fax No.: (609) 912-0044
                           Attn:  President and CEO

                  with a copy to:

                           Richard J. Pinto, Esq.
                           Smith, Stratton, Wise, Heher & Brennan
                           600 College Road East
                           Princeton, NJ 08540
                           Fax No.: (609) 987-6651

Any party may, by written notice to the other in accordance with this Section19, change the address to which notices to such party are to be delivered or mailed.

      20. General. Except as otherwise provided herein, the terms and provisions of this Agreement shall constitute the entire agreement by the Company and the Employee with respect to the subject matter hereof and shall supersede any and all prior agreements or understandings between the Employee and the Company, whether written or oral. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey. This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company. The headings of the sections of this Agreement are for convenience of reference only and do not constitute part of this Agreement. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                                    * * * * *

      IN WITNESS WHEREOF, each of the parties have executed or caused to be executed by its duly authorized representative this Employment Agreement as of the day and year first above written.

                                  PRINCETON VIDEO IMAGE, INC.


                                  By:      /s/ John B. Torkelsen
                                      ----------------------------------------
                                  Name:  John B. Torkelsen
                                  Title: Chairman of the Compensation Committee

                                  Employee:


                                           /s/ Samuel A. McCleery
                                  -----------------------------------
                                  Samuel A. McCleery